SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 17, 2004

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-15141 (Commission File Number)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan 49464 (Address of principal executive office)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibits.

99.1    Press release dated March 17, 2004.

Item 12.        Results of Operations and Financial Condition

On March 17, 2004, Herman Miller, Inc. issued a press release announcing its financial results for the quarter ended February 28, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

2

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 17, 2004	HERMAN MILLER, INC. (Registrant) By: /s/ Elizabeth A. Nickels —————————————— Elizabeth A. Nickels Its: Chief Financial Officer

3

EXHIBIT INDEX

99.1         Press Release Dated March 17, 2004.

4

EXHIBIT 99.1

Release Date Contact Address Internet	Immediate

March 17, 2004

Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
            Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

www.hermanmiller.com

Herman Miller, Inc., Reports Financial Results for the Third Quarter FY2004: Increases in Sales, Orders, Backlog and Net Earnings

Webcast to be held Thursday, March 18, at 9:30 AM EST

Herman Miller, Inc., today announced results for the third quarter ended February 28, 2004. Sales were up 6.2% from the year ago period. Orders and backlog were also significantly improved over the prior year levels, with orders up 9.9% and backlog increasing 18.0%. Net earnings were $7.8 million, or $.11 per share, an increase of 160% over the prior year same period. The results included approximately $1.1 million in pre-tax restructuring charges, or $.01 per share net of tax, related to previously announced actions. Operating expenses continued to show year-over-year improvement. The ending cash balance was $197.2 million.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	2/28/2004	3/1/2003	Percent Change	2/28/2004	3/1/2003	Percent Change
Net Sales	$329.6	$310.4	6.2%	$984.4	$1,014.6	(3.0)%
Gross Margin	99.3	93.5	6.2%	303.0	316.4	(4.2)%
Operating Expenses	84.8	85.5	(0.8)	251.1	268.9	(6.6)%
Restructuring Expenses	1.1	0.3	266.7%	9.4	0.6	1466.7%
Operating Earnings	13.4	7.7	74.0%	42.5	46.9	(9.4)%
Net Earnings	7.8	3.0	160.0%	23.0	24.6	(6.5)%
Earnings per share - diluted	0.11	0.04	175.0%	0.31	0.33	(6.1)%
Orders	309.9	282.1	9.9%	991.5	980.1	1.2%
Backlog	196.0	166.1	18.0%

-more-

The company’s consolidated sales for the quarter were $329.6 million, up 6.2% from the year ago period. Gross margin was 30.1% for the quarter, which is consistent with the same quarter last year. Orders in the quarter were $309.9 million, increasing 9.9% from the prior year. Ending backlog was $196.0 million, up $29.9 million or 18.0% from the prior year.

Beth Nickels, Chief Financial Officer, stated, “We’re very pleased with the improved order entry rates. Our International markets were strong this quarter and complemented the growth in our domestic markets. Although we have demonstrated sequential growth the last few quarters, it’s particularly gratifying to report quarterly year-over-year growth in our top line. It’s also encouraging that our industry trade organization is reporting increased volume trends.”

Operating expenses for the quarter totaled $84.8 million or 25.7% of sales, compared to $85.5 million or 27.5% of sales for the same period in fiscal 2003. Despite a 6.2% increase in sales volume, operating expenses still declined by 0.8%, as a result of the continuing efforts to manage spending.

The $1.1 million of restructuring charges for the quarter were primarily associated with the previously announced relocation of the Canton operations. The Canton move is now substantially complete. All of the equipment has been moved and the West Michigan facility is up and running. There will continue to be a small amount of restructuring charges reported in the future as the final costs related to Canton are incurred.

Ms. Nickels added, “We were able to almost double our operating earnings from the prior year level. The Canton move is now behind us. While we are still on the learning curve, we expect improved productivity and efficiencies in the West Michigan facility during the fourth quarter.”

The company’s ending cash position was $197.2 million. Cash flow from operations for the quarter totaled $7.2 million compared to $35.7 million for the same period last year. Included in the current and prior year’s cash from operations were voluntary contributions to the company’s employee pension fund of $26.0 million and $15.0 million, respectively. Capital spending for the quarter was $4.6 million compared to $7.4 million for the same period last year. The company also repurchased approximately 608,239 shares of its stock for $14.9 million, at an average price of $24.46 per share during the quarter.

Ms. Nickels continued, “We generated strong cash flow this quarter, which reinforces the decisions we made in January around our capital structure. Even with our voluntary pension funding and increased share repurchases, we ended the quarter with a strong cash balance. This clearly demonstrates the cash generating capabilities of our business model. We will continue to repurchase shares under the remaining $126 million board authorization to attain the capital structure goals outlined recently. “

Looking forward, the company expects sales for the fourth quarter of fiscal 2004 to be in a range of $335 million to $355 million, which represents a 4%-10% increase over the prior year. It estimates earnings per share of $.10 to $.15, which reflects an expectation of traditionally higher fourth quarter operating expenses, and also includes approximately $.02 per share of restructuring charges.

-more-

Michael A. Volkema, Chairman and CEO, stated, “We are once again encouraged by the favorable trends in our business. In addition, we firmly believe that our focus on innovation will help to expand our future growth potential. It was great to be listed in the recent Fortune magazine survey as the most admired firm in the furniture industry, and as one of the most innovative in any industry. Our investments in innovation coupled with the talent and energy of our employee owners is a powerful combination going forward.”

The company has announced a live webcast to discuss the results of the fiscal 2004 third quarter on Thursday, March 18, 2004, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller provides complete solutions that help create great places to work. Through research, design, manufacture, and distribution of innovative interior furnishings, complemented by furniture management and strategic consulting services, the company serves organizations and individuals around the world. During fiscal 2003, Herman Miller’s award-winning products and services generated $1.34 billion in revenue. The company was also again named among Business Ethics magazine’s “100 Best Corporate Citizens” and was the recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2004, Herman Miller was cited in Fortune magazine as the “Most Admired” company in its industry—for the 16th time in the 18 years the industry has been included in the annual survey of industry executives, board members and independent analysts. Notably, for the key attribute of “innovation,” the company was ranked 4th among all companies surveyed. Herman Miller trades on the NASDAQ stock market under the symbol MLHR. For additional information visit HermanMiller.com.

-more-

Financial highlights for the quarter ended February 28, 2004 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	2/28/2004%		3/1/2003%

Net Sales	$329.6	100.0%	$310.4	100.0%
Cost of Goods Sold	230.3	69.9%	216.9	69.9%

Gross Margin	99.3	30.1%	93.5	30.1%
Operating Expenses	84.8	25.7%	85.5	27.5%
Restructuring Expenses	1.1	0.3%	0.3	0.1%

Operating Earnings	13.4	4.1%	7.7	2.5%
Other Expense, net	3.3	1.0%	3.2	1.0%

Earnings before Taxes	10.1	3.1%	4.5	1.4%
Income Taxes	2.3	0.7%	1.5	0.5%

Net Earnings	$7.8	2.4%	$3.0	1.0%

Earnings Per Share - Basic	$0.11		$0.04
Weighted Average Basic Common Shares	72,684,875		73,346,082
Earnings Per Share - Diluted	$0.11		$0.04
Weighted Average Diluted Common Shares	73,228,559		73,664,982

-more-

Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended
	2/28/2004%		3/1/2003%

Net Sales	$984.4	100.0%	$1,014.6	100.0%
Cost of Goods Sold	681.4	69.2%	698.2	68.8%

Gross Margin	303.0	30.8%	316.4	31.2%
Operating Expenses	251.1	25.5%	268.9	26.5%
Restructuring Expense	9.4	1.0%	0.6	0.1%

Operating Earnings	42.5	4.3%	46.9	4.6%
Other Expense, net	8.4	0.9%	9.6	0.9%

Earnings Before Taxes	34.1	3.4%	37.3	3.7%
Income Taxes	11.1	1.1%	12.7	1.3%

Net Earnings	$23.0	2.3%	$24.6	2.4%

Earnings Per Share - Basic	$0.32		$0.33
Weighted Average Basic Common Shares	72,801,498		74,612,531
Earnings Per Share - Diluted	$0.31		$0.33
Weighted Average Diluted Common Shares	73,122,627		74,948,280

-more-

Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	2/28/2004	3/1/2003

Net Earnings	$23.0	$24.6

Cash Flows provided by Operating Activities	46.2	141.1
Cash Flows used for Investing Activities	(15.1)	(15.0)
Cash Flows used for Financing Activities	(23.5)	(64.7)
Effect of Exchange Rates	4.1	2.6

Net Increase in Cash	11.7	64.0
Cash, Beginning of Year	185.5	124.0

Cash, End of Period	$197.2	$188.0

-more-

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	2/28/2004	5/31/2003

	(Unaudited)	(Audited)

Assets
Current assets
Cash and equivalents	$197.2	$185.5
Short-term investments	10.9	11.5
Accounts receivable (net)	130.9	125.6
Inventories	41.3	31.4
Prepaid Expenses and Other	66.7	59.5

Totals	447.0	413.5

Net property and equipment	215.6	245.7
Other assets	108.6	108.3

Total Assets	$771.2	$767.5

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	8.1	12.1
Current long-term debt	13.0	13.6
Accounts Payable	71.4	73.9
Accrued liabilities	166.0	137.6

Totals	258.5	237.2

Long-term debt	208.5	209.4
Other noncurrent liabilities	104.5	129.9
Shareholders' equity	199.7	191.0

Total Liabilities and Shareholders' Equity	$771.2	$767.5

-end-